UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) May 21, 2010

StoneMor Partners L.P.

(Exact name of registrant as specified in its charter)

Delaware	000-50910	80-0103159
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

311 Veterans Highway, Suite B, Levittown, PA 19056

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code (215) 826-2800

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03	Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant.

StoneMor Partners L.P., a Delaware limited partnership (the “Company”), previously disclosed that it entered into the Amended and Restated Credit Agreement dated August 15, 2007, as amended, by and among the Company, StoneMor GP LLC, a Delaware limited liability company (the “General Partner”), StoneMor Operating LLC, a Delaware limited liability company (the “Operating Company”), subsidiaries and affiliates of the Operating Company (collectively with the Operating Company, the “Borrowers”), the lenders, and Bank of America, N.A., as Administrative Agent (the “Credit Agreement”). Pursuant to the Credit Agreement, the lenders made available to the Borrowers a revolving credit facility in the maximum aggregate principal amount of $35 million and an acquisition facility in the maximum aggregate principal amount of $45 million, with the ability of the Borrowers to request increases in the size of each such facility in a maximum aggregate principal amount of $10 million.

Effective May 21, 2010, at the Borrowers’ request, the lenders increased each of the revolving credit facility and the acquisition facility by $9.125 million. After giving effect to such increases, the maximum aggregate principal amount available under the revolving credit facility is $44.125 million and the maximum aggregate principal amount available under the acquisition facility is $54.125 million.

The terms of the Credit Agreement are described in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 16, 2010 and the Company’s Current Report on Form 8-K filed on May 7, 2010, which descriptions are incorporated by reference herein.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

STONEMOR PARTNERS L.P.

By:	StoneMor GP LLC
its general partner

By:	/s/ William R. Shane
Name:	William R. Shane
Title:	Executive Vice President and Chief Financial Officer

Date: May 27, 2010

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